Exhibit 6.41

Art Purchase Agreement

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

Contract Number PA00461

Artist:	Banksy	(the “Work”)
Title:	xHxaxpxpxyx xCxhxoxpxpxexrxsx
Medium: Size: Date:	Spray paint and emulsion on canvas 49 1/4 x 70 7/8 in. (127 x 180 cm) 2006

THIS ART PURCHASE AGREEMENT (“Purchase Agreement”) is made and entered into this 11th day of December, 2024 (the “Effective Date”), by and between [***], with an address at [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 (“Agent”). Seller is the sole legal and beneficial owner of the work of art described above (the “Work”), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC (“Buyer”), and has the exclusive authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is One Million Nine Hundred Thousand U.S. Dollars (USD $1,900,000) (the “Purchase Price”). For the purposes of this Purchase Agreement, the “Closing Date” shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the “Closing” shall mean the time such payment is remitted by Buyer and title to the Work is vested in Buyer. The full Purchase Price shall be paid no later than ninety (90) calendar days from the Effective Date.

2.2 The obligation to pay the Purchase Price is expressly conditioned on both: (i) Buyer’s ability to inspect the Work on or prior to the Closing Date to confirm that it is materially in the same condition described in the Condition Report (defined below); and (ii) relocation of the Work to the Delivery Location (as defined below). Agent or Buyer shall pay the Purchase Price to Seller’s designated bank account by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, as owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

Art Purchase Agreement

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller’s knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is specified in the Condition Report as of the Effective Date, and shall be upon inspection of the Work by Buyer and shipment from the Current Location (as defined below) and inspection of the Work upon arrival at the Delivery Location and at the Closing, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the “Condition Report”). The Buyer has requested that the Work be inspected on 5 December 2024, and a condition report correspondingly and subsequently prepared, at the expense of Agent, to confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of Closing, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. To the best of Seller’s knowledge, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, hereby confirms that there is no additional ultimate beneficial owner of a 25% or greater interest in the Work (a “Beneficial Owner”) and confirms that Seller (as the sole Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a “Certificate”) exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability reasonably asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged material breach by Seller of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement.

Art Purchase Agreement

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

3.4 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

3.5 For the avoidance of doubt, the Parties expressly agree that the Buyer and Agent are responsible for proposing and coordinating any related logistics, packing, transportation, storage, and/or crating of the Work (the “Related Logistics”), including any applicable return of the Work to the Current Location in the event of termination, with it further agreed that Buyer and Agent will ensure such Related Logistics are performed with a high degree of professionalism and care consistent with professional fine art logistics standards.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work in Irvine, California (“Current Location”) on 5th of December, 2024. Buyer shall be entitled to inspect the Work at least one additional time prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1. Within five (5) business days of the Effective Date, Buyer and Agent shall propose arrangements and coordinate the Related Logistics for the Work, Seller shall facilitate the packing of the Work and authorize the arrangements for delivery to the Delivery Location (as defined in Section 8.1 below) or on such other date as mutually agreed upon by the parties. After arrival at the Delivery Location, the Work will remain in an account at the Delivery Location under the name and control of Agent until the Closing Date. Seller shall not otherwise relocate the Work, unless agreed upon under separate cover.

5.2. Agent agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Closing. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS. Agent shall arrange and pay for the Work to be insured under Agent’s fine arts policy for an amount equal to the Purchase Price commencing on the date the Work is collected by fine art shippers at the Current Location and until the Closing Date, or in alternative, until the date of return of Work to the Current Location in the case of termination.

7. TITLE. On the Closing Date, provided that the Buyer has fully delivered the Purchase Price to Buyer’s specified bank account, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller (if applicable).

Art Purchase Agreement

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of the Effective Date, Agent will propose arrangements to Seller for the Work to be packed and shipped by fine art shippers to Agent’s account at Delaware Freeport, located at 315 Ruthar Drive, Newark, DE 19711 (the “Delivery Location”).

8.2. Seller shall pay all costs related to packing and shipping of the Work from the Current Location to the Delivery Location and authorize the shipment as the shipper of record.

8.3 Agent agrees to reimburse Seller for all third-party costs and expenses related to Section 8.2 that have been approved by Agent within three (3) business days of written notification that expenses have been paid and receipt of any invoice.

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. TERMINATION.

10.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller’s representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer shall pay all costs related to and be responsible for arranging the crating, packing, shipping, insurance, release, and schedule return of the Work to Seller back to the Current Location at Buyer’s full expense within fifteen (15) days of written notice, unless prevented by law from doing so. For the avoidance of doubt, in the event of such termination and corresponding return of the Work, the Buyer or Agent bears all costs, expenses, and responsibility for timely return to the Seller through delivery back to the Current Location, and in such case, the Buyer and Agent will arrange for the timely return and delivery of the Work back to the Current Location.

10.3 For the purposes of this Section 10, “Buyer” shall refer to Buyer, and Agent on behalf of Buyer.

10.4 Seller shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Buyer or Agent of any of their respective covenants or obligations under this Purchase Agreement in a manner that cannot reasonably be cured in ten (10) business days; or (ii) the falsity or material inaccuracy of any of Buyer’s or Agent’s representations or warranties contained in this Purchase Agreement.

11. CONFIDENTIALITY AND NON-DISCLOSURE. The parties agree to keep the non-material terms of this Purchase Agreement (which the Parties have agreed to include Seller’s identity, name, bank details, and contact information) confidential to any third parties and in any public filings or disclosures, unless required by law. Notwithstanding the foregoing, Buyer and Agent may disclose the terms of this agreement in reports filed with the United States Securities Exchange Commission, but solely to the extent required to comply with applicable law and in all cases such that the Seller’s name, bank details, and contact details are never disclosed unless required by law.

Art Purchase Agreement

12. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto.. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York, and the parties hereby consent to such venue and jurisdiction without objection. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY:
ITS:

[Signature Page to Art Purchase Agreement]

Art Purchase Agreement

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

Art Purchase Agreement

EXHIBIT B

INVOICE

Artist:	Banksy
Title:	xHxaxpxpxyx xCxhxoxpxpxexrxsx
Medium: Size: Date:	Spray paint and emulsion on canvas 49 1/4 x 70 7/8 in. (127 x 180 cm) 2006

CA Sales Tax:	None Withheld; Delaware Delivery, Will not be used, stored, or consumed in California, The final delivery address outside of California
Purchase Price:	USD $1,900,000

Seller’s Bank Account Details:

Account Name:	[***]
Bank Name:	[***]
Bank Address:	[***]
Bank SWIFT Code:	[***]
Account Number:	[***] (should include “[***]” in the account number)
Currency Type:	US Dollars

Art Purchase Agreement

EXHIBIT C

BILL OF SALE

Dated: _______________, 2024

Sold by:	[***]	(“Seller”)

Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	(“Buyer”)

Artist:	Banksy	(the “Work”)
Title:	xHxaxpxpxyx xCxhxoxpxpxexrxsx
Medium: Size: Date:	Spray paint and emulsion on canvas 49 1/4 x 70 7/8 in. (127 x 180 cm) 2006

NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	USD $1,900,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00461 by and between Seller and Masterworks Gallery, LLC dated December 11, 2024, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety. By delivery hereof, the undersigned affirms that such conditions remain valid and enforceable.

SELLER:

[***]

BY:
ITS: